Exhibit 99.1

PRESS RELEASE

CEA Industries Announces Board Composition Change

Tony McDonald resigns from the Board and as President of the Company

Louisville, CO, May 6, 2026 — CEA Industries Inc. (Nasdaq: BNC) (“BNC” or the “Company”), a growth-oriented company focused on managing the world’s largest corporate treasury of BNB, today announced that Tony McDonald has resigned from the Board and as President of the Company. Carly E. Howard has been named Chair of the Board of Directors, effective immediately.

“It has been a privilege to serve as Chairman and President through a period of significant transformation for the Company, and I wish the Company every success into the future,” said Tony McDonald, outgoing Chairman, CEA Industries.

“On behalf of the Board, I want to thank Tony McDonald for his contributions to the Company. I look forward to continuing to work with the Board and management team as we focus on strong governance and disciplined execution in the next phase of growth,” added Carly E. Howard, Chair, CEA Industries.

Ms. Howard has served as an Independent Non-Executive Director of BNC since October 2025. She brings more than two decades of experience spanning corporate law, fund governance, and digital asset regulation to the position. Her appointment continues the Board’s program of governance strengthening, which has included the addition of Annemarie Tierney and Glenn Tyranski as Independent Directors and the appointment of Brent Miller as Chief Financial Officer. The Board remains focused on delivering long-term value for all BNC stockholders.

About CEA Industries Inc.

CEA Industries Inc. (Nasdaq: BNC) is a growth-oriented company that has focused on building category-leading businesses in consumer markets, including building and managing the world’s largest corporate treasury of BNB.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. BNC wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in BNC’s business as well as other important factors that may have affected and could in the future affect BNC’s actual results and could cause BNC’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. In evaluating these forward-looking statements, readers should consider various risk factors, including BNC’s ability to keep pace with new technology and changing market needs; BNC’s ability to finance its current business and proposed future business, including the ability to finance the continued acquisition of BNB; the competitive environment of BNC’s business; and the future value and adoption of BNB. Forward-looking statements are subject to numerous conditions and risks, many of which are beyond BNC’s control. In addition, these forward-looking statements and the information in this press release are qualified in their entirety by cautionary statements and risk factor disclosures contained in BNC’s filings with the SEC. Copies of BNC’s filings with the SEC are available on the SEC’s website at www.sec.gov. BNC undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

CEA Industries Media Inquiries:

Edelman Smithfield

CEA@edelmansmithfield.com

CEA Industries Investor Relations:

james@haydenir.com